Exhibit 99.2

Hecla Receives Final Board Approval on Lucky Friday #4 Shaft and Provides Update on Pre-Development Projects

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--August 8, 2011--Hecla Mining Company (“Hecla”)(NYSE:HL) announced today that its Board of Directors has approved the completion of the #4 Shaft Project at the Lucky Friday mine. Hecla is also pleased to report progress on its Star (Silver Valley – Idaho), Equity/Bulldog (San Juan Silver JV – Colorado) and Hugh Zone (San Sebastian – Mexico) pre-development projects and exploration efforts.

HIGHLIGHTS

  The Lucky Friday #4 Shaft Project received final Board of Directors’ approval
  Exploratory drilling at Lucky Friday identified high-grade mineralization in the Silver Fault and intense alteration to the west
  Rehabilitation of the Star drift has been initiated and work is in progress to re-establish power and ventilation
  Equity mine portal and ventilation adit successfully re-opened and preparations are under way for underground drilling
  Underground drilling at Greens Creek continues to refine and extend mineralization at the south perimeter of the Gallagher zone
  A scoping study has been initiated to re-evaluate the Hugh Zone and integrate this with a study on the nearby Andrea Vein

“Hecla is now positioned to significantly grow production over the next five years,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “With approval of the #4 Shaft Project, developments at the Greens Creek mine and the scoping studies in the Silver Valley, San Juan Silver, and San Sebastian properties, we have a goal of 15 million ounces of annual silver production by 2016. We believe our strong financial position combined with cash flow generation from Greens Creek and Lucky Friday would be sufficient to cover our settlement obligations, sustaining and capital expenditures, pre-development projects, and exploration programs.”

The production growth initiatives include three categories: construction, scoping studies, and exploration. Construction for production growth is primarily the #4 Shaft Project at the Lucky Friday. Scoping studies are under way for the Star, Bulldog and Hugh Zone to potentially re-open those mines, for the Lucky Friday optimization, and for Greens Creek’s East Ore Zone.

Exploration expenditures during the second quarter were slightly lower than expected at $5.8 million due to heavy snowfall and cool spring temperatures which delayed the start of the drilling programs. During the quarter a number of drill programs occurred in Mexico, the Silver Valley, Greens Creek, Lucky Friday and the San Juan Silver JV. The majority of the exploration expenditures during the second quarter included Greens Creek with $1.94 million, San Juan Silver JV with $1.36 million, San Sebastian in Mexico with $1.23 million, and Lucky Friday/Silver Valley with $0.82 million. The exploration budget for 2011 was increased from $27 million to $32 million due to the establishment of pre-development initiatives and the expansion of exploration programs, primarily in Mexico. In addition, capital expenditures for 2011 have increased from $100 million to $115 million primarily from the acceleration of projects at Greens Creek.

LUCKY FRIDAY & SILVER VALLEY – IDAHO

#4 Shaft Project - Construction

The #4 Shaft Project at Lucky Friday progressed well during the second quarter. The detailed engineering for an internal shaft descending from the 4900 level to 8800 level was completed and final Board of Directors’ approval for completion of the project was received.

“We are very pleased with the progress of the #4 Shaft Project at the Lucky Friday,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “The addition of the new shaft is expected to extend the mine life by more than 20 years and increase production by an additional two million ounces of silver per year with higher grades and mill throughput. We expect the Lucky Friday, which started in 1942, to be one of the few world-class assets to operate for more than a century.”

Total capital expenditures for the #4 Shaft Project in the second quarter and first half of 2011 were $10.8 million and $22.4 million, respectively, for a total of approximately $70 million invested to date on the project. Total project capital is expected to be approximately $200 million, which includes $45 million budgeted for the full year of 2011, $40 million in both 2012 and 2013, and the remaining balance in 2014. We anticipate project completion in the second half of 2014.

Included below are key forecasted production metrics for the Lucky Friday mine once the #4 Shaft comes into production (production ramp-up from 2014-2016):

Lucky Friday #4 Shaft	100% Ownership
Mine Life/Mine Rate[1]	>20 years/1000 tons per day
Ore Grade (Average Life of Mine)
Silver oz/t	14.3
Lead %/t	8.5
Zinc %/t	2.7
Annual Production (Life of Mine)	4-5 million ounces
Average Cash Cost Per Ounce	<$3.00
  This Mine Life/Mine Rate does not include additional potential production from the mine optimization study currently being prepared.

The hoist room and associated equipment installation were completed in the first half of 2011. We expect to start sinking shaft in the fourth quarter of 2011. The total project is now 38% complete and 78% of major procurements have been ordered or installed.

The economics of the #4 Shaft Project was limited by the capacity of the mill; hence, Hecla initiated a mine optimization study to understand the limits of the mine infrastructure. We expect this study to increase silver production beyond 5 million ounces annually. The study is expected by year-end.

Star – Pre-Development Project

In North Idaho’s Silver Valley, the Star-Morning mine operated from 1891 to 1982 and in the early 1990s. The Star-Morning mine was the second largest producing mine by tonnage in the Coeur d’Alene Mining District, reporting historic production of 71.6 million ounces of silver, 1.7 million tons of lead and 1.6 million tons of zinc (25.9 million tons at 2.7 ounces per ton silver, 6.6% lead, and 6.3% zinc). The Company has initiated a re-opening study.

Crews are currently rehabilitating the infrastructure and re-establishing ventilation on the Star 2000 level. Once access is re-established, drilling will begin to evaluate extensions of past-producing vein systems (Star, Noonday, You Like and Lucretia) in proximity to historic mine infrastructure. The current understanding of the vein structures suggests potential to define in excess of 30 million ounces of silver with significant zinc and lead above the water table. This rehabilitation work is expected to be complete by year-end and drill platforms established shortly afterward.

While the Star drift will provide access for exploration and potential production above the water table, further dewatering and refurbishment of the historical Star production shaft could allow access to deeper resources that were formerly classified as reserves when the mine closed in 1982. Additional development could create a common connection to the existing underground development at the Lucky Friday mine for ventilation and exploration.

Exploration

At Lucky Friday the definition and exploration drilling program is focusing in four key areas and recent assay results are shown in Appendix A:

  Drilling from the 4050 level at the top of recent mine workings evaluated veins to the east between the 3600 level and 4100 level. This drilling has defined new resources in the 30 and 40 veins and suggests that mineralization is still open to the east and above the current resource.
  Definition drilling continues to refine and upgrade the resources along the 20, 30 and 50 veins from the 6200 level to 6800 level to the west up to the Silver Fault.
  Exploration drilling continued from the 5900 level #4 Shaft station and identified strong mineralization in the 30, 40 and 90 veins at the west side of the deposit to about the 6700 level to 7200 level.
  An exploration hole from this station drilled westward was able to encounter and then cross the Silver Fault at approximately the 7800 level. Two wide, high-grade vein intercepts were identified in the Silver Fault.

In the Silver Valley, surface drilling has been under way since June at the Star on the You Like and Lucretia targets resulting in a high-grade 1.4 foot wide intersection of 48.4 ounces per ton silver, 3.4% lead, and 0.3% zinc, and 1.0 foot wide intersection of 13.3 ounces per ton silver, 15.3% lead, and 8.9% zinc. The first hole of an extensive drill program to expand the Noonday resource intersected an 18.3 foot wide interval of 13.0 ounces per ton silver and 22.2% lead.

SAN JUAN SILVER JV – COLORADO

Equity Mine – Pre-development Project

In the second quarter, Hecla successfully re-opened the Equity (North Amethyst) portal and ventilation adit at the San Juan Silver JV property in Creede, Colorado. The portal re-opening will provide additional underground drill platforms to evaluate the recent discovery of gold-silver mineralization from last year’s surface drilling and to provide better definition of the high-grade ore shoots previously investigated in the 1980s. The underground drill program is being designed and could start to test targets at the Equity and West Amethyst veins by year-end. Underground access will allow for year-round exploration activities instead of seasonal work on these structures.

Bulldog Mine – Pre-development Project

A major piece of the San Juan Silver JV land package includes the historic Bulldog mine, which produced 25 million ounces of silver for Homestake Mining before closing in 1985 as a result of lower metals prices. Hecla is developing a program to allow the construction of the surface infrastructure necessary to re-open the Bulldog mine to confirm and expand resources, and access the ore zones.

Exploration

Two drills have been operating on surface in Creede, Colorado since mid-May and have focused on extending mineralization along the Bulldog, Amethyst, Equity, and OH veins. This year’s first drill hole targeted the northern trend of the “A Vein” on the Bulldog Vein system and intersected a 15-foot vein that contains galena, sphalerite, chalcopyrite, and fine-grained silver sulfosalts. Drilling has shifted to the east to drill the northwest extension of the OH Vein, a high-grade, past producer where the first hole has encountered a 4.5 foot wide barite-quartz vein and a 5.0 foot wide pyrite-barite-quartz vein in the hanging wall of the main OH Vein.

The first drill hole this year to follow up on last year’s successful Amethyst Vein drilling encountered the west strand of the Amethyst Vein grading 0.2 ounce per ton gold, 6.0 ounces per ton silver, 1.6% copper, 0.9% lead, and 4.1% zinc over 1.8 feet. This intercept is about 10,000 feet on strike to the south from where the Equity mine is developed on the Amethyst Vein.

The Equity drilling targeted the newly interpreted location of the west strand of the Amethyst Vein structure. The upper sections of the hole have encountered mineralized structures and veinlets.

SAN SEBASTIAN – MEXICO

Hugh Zone & Andrea Vein – Pre-development Project & Exploration

The Hugh Zone is a high-grade down dip extension of the past-producing Francine Vein. A scoping study has been initiated to re-evaluate the previous Hugh Zone scoping work and integrate this with a study on the nearby Andrea Vein. The Hugh Zone currently contains an Inferred Resource of 1,142,500 tons grading 8.0 ounces per ton silver, 0.01 ounce per ton gold, 2.9% lead, 4.4% zinc, and 2.1% copper.

In the second quarter, exploration drilling continued to extend the Andrea Vein to the southeast. Although the Andrea Vein has been defined over 1.7 km of length, there are two higher-grade sections which total 1.2 km in strike length that are separated by a lower-grade segment of the Andrea Vein.

Initial 3D and economic modeling indicates the remnant Don Sergio mineralization and the newly intersected Andrea Vein may represent an economically viable target due to their close proximity. Since the mineralized vein is still open along strike, the in-fill drill programs on the Andrea Vein will focus on the definition of known higher-grade areas.

GREENS CREEK – ALASKA

East Ore Zone

At Greens Creek, Hecla has retained a contractor to engineer the planned re-access into the East Ore Zone for the development of a mine plan that will extend Greens Creek’s mine life. Currently, reserves in the East Ore Zone are 683,000 tons at 13 ounces per ton silver and 7.89% zinc. East Ore Zone resources consist of 1.2 million tons at 12.6 ounces per ton silver and 7.14% zinc. Exploration potential remains along strike to the southeast.

Exploration

Definition and exploration drilling of the western and southern extensions of the Gallagher zone defined a shallow, west dipping baritic ore zone containing lenses of massive sulfides and white carbonate material that vary from 15 to 45 feet in thickness and contain narrower, high-grade intervals. The mineralization outlined by this drilling measures approximately 120-feet along strike and 400 feet down dip. Assay results from the second quarter of 2011 with intersections of the Gallagher zone are shown in Appendix B.

Two drills will move next month to the 1147 Drift to initiate exploration drilling of the 200 South ore trend where over 22 million ounces of silver and 150,000 ounces of gold were added to resources in 2010. Designs for underground development are under way to provide drill platforms for in-fill drilling.

Three surface drills are on-site at Greens Creek until late September. Drilling has intersected the mineralized Lower West Wall target which is offset by the Maki Fault at the north end of the mine. Another drill is targeting the eastern extension of the East Ore Zone and the underlying Northeast contact that extends through this area. About two miles north of the current mine workings in the Cub area, drilling has intersected two and three-foot wide mineralized intervals in the shallow projection of the Northeast contact.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Tuesday, August 9, at 1:00 p.m. Eastern Time to discuss these results along with our second quarter financial and operating results. You may join the conference call by dialing toll-free 1-866-800-8649 or 1-617-614-2703 internationally. The participant passcode is HECLA.

Hecla’s live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this release, such as “resource,” “other resources,” and “mineralized materials” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10Q. You can review and obtain copies of these filings from the SEC’s website at www.sec.gov.

APPENDIX A

MINE / PROJECT	Vein Number / Area	Width (Feet)	Silver (oz/ton)	Zinc (%)	Lead (%)

LUCKY FRIDAY (3600 - 4400 LEVELS)	30 Vein	6.8	22.6	3.3	12.6
(Drilling from 4050 Level)	30 Vein	3.0	13.9	0.1	5.3
	30 Vein	3.5	18.4	3.7	14.7
	40 Vein	3.7	8.6	0.1	5.7
	40 Vein	4.1	10.3	0.1	6.2
	40 Vein	2.7	16.8	0.1	13.0
	70 Vein	11.8	14.1	1.3	9.2
	90 Vein	1.5	72.5	4.2	2.9

LUCKY FRIDAY (6200 - 6500 LEVELS)	20 Vein	0.9	5.4	20.0	6.2
(Drilling from 6100 Level)	30 Vein	11.3	12.2	6.2	9.8
	40 Vein	4.6	2.0	3.3	1.8
	50 Vein	0.2	11.1	0.1	23.0

LUCKY FRIDAY (7000 - 8100 LEVELS)	50 Vein	5.7	8.3	4.5	9.3
(Drilling from 5900 #4 Shaft)	40 Vein	6.9	4.9	5.4	4.8
	30 Vein	8.1	14.3	1.9	19.0
	30 Vein	5.4	14.0	4.5	11.1
	30 Vein	4.4	14.9	7.2	8.6
	20 Vein	8.8	5.9	7.9	5.0

LUCKY FRIDAY (7000 - 8100 LEVELS)	30 Vein	6.8	43.5	3.8	19.7
(Drilling from 5900 #4 Shaft)	30 Vein	6.2	23.5	2,6	15.6
(Between western Silver Fault Splays)	50 Vein	7.8	6.8	7.3	7.4
	50 Vein	5.9	8.1	5.6	10.2

APPENDIX B

GREENS CREEK - ASSAY RESULTS
MINE / PROJECT	Zone	Width (Feet)	Gold (oz/ton)	Silver (oz/ton)	Zinc (%)	Lead (%)
GREENS CREEK	LOWER SW	5.00	0.095	38.50	4.66	2.65
	LOWER SW	1.00	0.710	24.35	17.56	8.26
	Gallagher	23.80	0.077	4.10	8.02	3.80
	Gallagher	8.90	0.055	5.39	0.82	0.53
	Gallagher	3.00	0.049	10.15	3.16	2.00
	Gallagher	12.00	0.041	5.48	8.81	3.70
	Gallagher	3.70	0.060	6.81	9.87	4.93
	Gallagher	3.40	0.027	1.79	0.23	0.34
	Gallagher	23.90	0.066	5.07	6.20	3.08
	Gallagher	7.80	0.033	2.84	1.11	0.74
	Gallagher	19.10	0.055	3.33	3.96	2.06
	Gallagher	37.40	0.067	4.86	4.83	2.47
	Gallagher	15.00	0.037	2.27	1.28	0.54
	Gallagher	6.40	0.071	4.40	1.69	0.86
	Gallagher	5.50	0.034	3.45	8.46	3.88
	Gallagher	0.90	0.120	33.35	5.19	2.28
	Gallagher	24.00	0.043	2.77	1.53	0.71
	Gallagher	5.00	0.190	13.95	6.67	3.33
	Gallagher	8.00	0.212	4.36	1.09	0.66
	Gallagher	15.30	0.291	16.56	7.75	3.45
	Gallagher	1.60	0.017	2.59	9.48	3.88
	Gallagher	6.50	0.065	23.15	6.58	2.71
	Gallagher	5.20	0.045	5.96	1.99	0.86

CONTACT:
Hecla Mining Company
Mélanie Hennessey, 604-694-7729
Vice President – Investor Relations
Direct Main: 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
www.hecla-mining.com